Exhibit 10.1

December 7, 2004

Lisa Sutrick

W303N8728 Woodland Dr

Hartland, WI 53029-8480

Lisa,

Pursuant to our conversation, your employment with Document Sciences Corporation (“the Company”) will be terminated as of December 7, 2004. The purpose of this letter is to explain the basic severance program and set forth the terms and conditions for receiving an enhanced severance package.

Your basic severance package will consist of (a) a lump-sum payment representing your normal salary through December 7, 2004 and (b) continuation of health insurance through December 31, 2004. If you decide not to accept the remaining terms of this letter, then the pay and benefits outlined above will be the only severance you will receive from the Company. In this event, your COBRA eligibility date under the Company’s health plan will be January 1, 2005.

If you are willing to agree to the terms and conditions set forth below, in place of the basic severance package you will also receive the following enhanced severance package:

1.      Salary Continuation. Beginning December 8, 2004, you will receive salary continuation of your regular base salary, on the normal payroll cycle, for a period of six (6) months that will end May 24, 2005. Contingent upon your advising us in writing (on or before May 24, 2005) that you have not found full-time employment (either as an employee, contractor or consultant) by the end of the continuation period, you will receive continuing salary on a month-by-month basis, not to exceed an additional three (3) months. Under no circumstances will the salary continuation period extend beyond nine (9) months.

2.      Benefits. During the salary continuation period, you will be permitted to continue your participation in the Company’s group health benefits at the regular employee premium rate based on your benefit elections in force on the date of this letter. As a non-active employee effective December 7, 2004, you are not eligible to participate in any other benefit programs available to the Company’s employees, including but not limited to the 401(k) Plan, the Employee Stock Purchase Plan and paid time off. If you choose to elect to receive the benefits as outlined in this enhanced severance package, your COBRA eligibility date will occur at the completion of your salary continuation period, or May 31, 2005, whichever is later.

3.      Vacation and 401(k). You will receive vacation pay as accrued per the current vacation policy, less any days you have already taken this year. Relating to the 401(k) Plan, if your vested account balance exceeds $5,000 you are welcome to leave your account assets in the Document Sciences 401(k) Plan for as long as your assets remain over $5,000. However, if your vested account balance is below $5,000 you will be required to roll your money out of the Document Sciences 401(k) plan within 30 days of your termination date.

In order to receive the enhanced severance package, you agree to release Document Sciences Corporation, its stockholders, subsidiaries, affiliated companies and all successors, assigns, predecessors, and their agents, officers, attorneys, directors, employees and representatives from any and all claims or lawsuits including, for example, claims for unpaid compensation, claims arising under state or federal equal employment laws, the Age Discrimination in Employment Act, the Americans With Disabilities Act, wrongful discharge claims, tort claims and contract claims arising from or attributable to the Company’s employment of you, your termination or any other matter or event occurring prior to the date of termination. By agreeing to this release, you do not waive any rights you may have to pursue unemployment benefits. You should realize that this release waives any and all rights under California Civil Code Section 1542 or any analogous state or federal law and therefore extends to all claims of every nature, known or unknown, suspected or unsuspected, that you may have against the Company as of the date of this Agreement, and that by signing this Agreement you will be precluded from filing a claim or lawsuit against the Company for these reasons. Section 1542 of the California Civil Code reads as follows:

“Certain claims not affected by general release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known to him must have materially affected his settlement with the debtor.”

Further, in order to receive the enhanced severance package, you also agree that you will not, for a period of nine (9) months beginning December 7, 2004, either as a paid or unpaid employee, consultant, advisor, contractor or in any other capacity direct or indirect: carry on, be associated with, be engaged or interested in, or provide help or assistance of any kind to the following competitors and their affiliates – Exstream Software, Docucorp, Group 1 Software, InSystems, Thunderhead, GMC Software, Cincom, Metavante and ISIS.

In addition to the aforementioned items, you and the Company further agree to comply with the Company’s policy regarding confidentiality and proprietary information. You hereby agree that you will not at any time disclose directly or indirectly, to any person or entity or use for your own direct or indirect benefit any proprietary information or other confidential information of the Company known, learned, or acquired by you during the period of employment with the Company.

It would be difficult to measure the damage to the Company from any breach of the obligations set forth in this agreement, that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Therefore, you acknowledge through acceptance of this letter agreement that the Company shall be entitled to injunctive and other equitable relief in the event of such breach in addition to any other rights or remedies which the company may possess.

By this letter, we are advising you to consult with an attorney prior to executing this Agreement and entering into a release. You should discuss all aspects of this Agreement with an attorney, if you so desire, and you should carefully read and understand all of the provisions of this Agreement before signing it.

This letter is hereby provided to you on December 7, 2004. You will have until December 9, 2004 to consider this letter agreement and, 7 days after you sign it to revoke it in writing. This agreement will not be effective or enforceable until the expiration of the 7-day revocation period. If it is your decision to sign this agreement, please do so where indicated below and fax it to Tawnya Arteaga via the Human Resources confidential fax at (760) 602-1470 so that it is received no later than December 9, 2004.

Best Regards,

John L. McGannon

President and CEO

ACCEPTANCE OF LETTER AGREEMENT

I have read the above letter agreement and have decided to accept the enhanced severance packaged outlined therein. I understand that in exchange for receiving the enhanced severance package, I will be bound by the release on Page Two of this letter agreement and will be waiving any rights I may have to bring any legal action against Document Sciences Corporation and others.

Signature	Date

Lisa Sutrick (Print Name)